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                      KAMAN CORPORATION AND SUBSIDIARIES
             EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                   (In thousands except per share amounts)

                                   For the Three Months  For the Nine Months
                                   Ended September 30,   Ended September 30,
                                   --------------------  ------------------
                                       1997      1996       1997      1996
                                       ----      ----       ----      ----

Primary:
  Net earnings applicable to
    common stock                     $  6,168  $  4,905  $  6,613   $ 13,661
                                     ========  ========  ========   ========
  Weighted average number
    of common shares outstanding       18,954    18,642    18,878     18,575
  Weighted average shares
    issuable on exercise of
    dilutive stock options                334        83       266        112
                                     --------  --------  --------   --------
    Total                              19,288    18,725    19,144     18,687
                                     ========  ========  ========   ========
Net earnings per common share
    - primary                        $    .32  $    .26  $    .35   $    .73
                                     ========  ========  ========   ========
Fully diluted:
  Net earnings applicable to
    common stock                     $  6,168  $  4,905  $  6,613   $ 13,661

  Elimination of interest expense
    on 6% subordinated convertible
    debentures(net after taxes)           267       286         *        857
  Elimination of preferred stock
    dividend requirement                  929       929         *      2,787
                                     --------  --------  --------   --------
  Net earnings (as adjusted)         $  7,364  $  6,120  $  6,613   $ 17,305
                                     ========  ========  ========   ========
  Weighted avg. no. of shares out-
    standing including shares issuable
    on exercise of stock options       19,288    18,725    19,144     18,687
  Shares issuable on conversion of
    6% subordinated convertible
    debentures                          1,350     1,421         *      1,421
  Shares issuable on conversion of
    Series 2 preferred stock            4,549     4,552         *      4,552
  Additional shares using ending
    market price instead of average
    market on treasury method use
    of stock option proceeds               50        27         *         14
                                     --------  --------  --------   --------
    Total                              25,237    24,725    19,144     24,674
                                     ========  ========  ========   ========
Net earnings per common share
    - fully diluted                  $    .29  $    .25  $    .35   $    .70
                                     ========  ========  ========   ========
    * Anti-dilutive and accordingly not included in the computation.

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